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                                                                  EXHIBIT 10 (T)

                             BANC ONE CORPORATION

                     AMENDED 1994 KEY EXECUTIVE MANAGEMENT
                          INCENTIVE COMPENSATION PLAN

SECTION 1.  ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN

     1.1 Establishment. BANC ONE CORPORATION (the "Corporation") hereby establishes the "Amended 1994 Key Executive Management Incentive Compensation Plan" (the Plan) for the Chairman and the President of the CORPORATION.

     1.2 Purpose. The purpose of the Plan is to promote the interest of the CORPORATION and its shareholders by strengthening its ability to attract and retain executive key management talent and to motivate superior levels of performance.

     1.3 Effective Date. The Plan is amended effective as of January 1, 1995, by action of the Personnel and Compensation Committee of the CORPORATION (the "Committee") on January 23, 1995, subject to the approval of the amendment by the shareholders of the CORPORATION prior to the payment of any awards for the year 1995. The Plan was originally established on December 23, 1993 by the COMMITTEE and approved by shareholders on April 19, 1994.

SECTION 2.   PLAN ADMINISTRATION

     2.1 Plan Administration. The Plan is administered by the Personnel and Compensation Committee of the Board of Directors of the CORPORATION. Its findings and determinations regarding this Plan are official and final.

SECTION 3.  DEFINITIONS

     3.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

     (a) "Award" means the cash amount payable upon the achievement of performance goals as established by the Committee as authorized by the Plan.

     (b) "Committee" means the committee appointed by the Board of Directors of the CORPORATION to administer the Plan. The Committee shall consist of two (2) or more outside directors as defined by Section 162(m) of the Internal Revenue Code of 1986, a amended from time to time.

     (c) "CORPORATION" means BANC ONE CORPORATION, a bank holding company under the Bank Holding Company Act of 1956, headquarters in Columbus, Ohio.
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     (d)  "Disability" means disability as determined by the Committee in good faith upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

     (e) "Plan Year" means the one year period beginning January 1 and ending on December 31 of each calendar year.

     3.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 4.  ELIGIBILITY AND PARTICIPATION

     4.1 Eligibility and Participation. Participation in the Plan is limited to the employees holding the positions of Chairman and President of the CORPORATION. Participation may be revoked at any time by the Committee. An employee whose participation is revoked will be notified, in writing, of such revocation as soon as practicable following such action. An individual who becomes eligible to participate in the Plan during the Plan Year may be approved by the Committee for a partial year of participation. In such case, the participant's award shall be prorated based on the amount of full months of participation.

SECTION 5.  AWARD DETERMINATION

     5.1 Target Award Level. Target Award levels are expressed in terms of a percentage of Base Pay. Base Pay is the salary earned while participating in the Plan in a designated Plan Year. The Target Award levels for the Chairman and President, respectively, will be established by the Committee from year to year pursuant to the provisions of this Plan within the time period required by
Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 162(m)").

     5.2 Maximum Award Level. The maximum amount payable under the Plan is defined as a percentage of the Target Award as established by the Committee for a designated Plan Year within the time period required by Section 162(m); provided, however, that the maximum payment for any one Plan Year hereunder to any participant under the Plan is $3,000.00.

     5.3 Corporate Performance Measure. The Corporate Performance Thresholds for a Plan Year shall be established by the Committee within the time period required by Section 162(m) and shall be based upon the achievement of designated performance objectives or goals. The performance measures to be used to establish such objectives or goals shall be (i) earnings growth for the CORPORATION for the Plan Year as compared with the prior year and (ii) Return on Assets of the CORPORATION for the Plan Year as compared with the previous year. The established performance thresholds as established by this Committee based on such goals or objectives must be met by the CORPORATION prior to any incentive awards being paid. A

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performance matrix specifying the actual award payments for the Plan Year as a percentage of Target Award Level will be established by the Committee based upon the goals established for the Plan Year. The matrix will determine the awards payment.

     5.4 Payment of Awards. At the end of each Plan Year, awards will be computed for each participant. Award amounts may vary above or below the Target Award level based on the determination of Corporate performance results.
Payment of Awards will be made in cash, subject to applicable tax withholding, as soon as practicable after the achievement of performance measures and other material terms of the Plan is certified, and individual awards are approved, by the Committee, provided, however that the Committee may in its sole discretion reduce individual awards determined by the performance matrix.

     5.5 Modification, Amendment, and Termination of the Plan. The Plan may be modified, amended, or terminated at any time by the Board of Directors of the CORPORATION and, if and as applicable, the shareholders. The existence of the Plan does not obligate or bind the CORPORATION to pay an award to any participant (or beneficiary) nor does any participant (or beneficiary) attain any vested, non-forfeitable right to an award until the award has been finalized and approved for payment by the Committee.

SECTION 6.  TERMINATION OF EMPLOYMENT

     6.1 Termination of Employment. In the event a participant's employment is terminated due to death or Disability, the participant's award will be reduced to reflect the partial year of participation. This reduction will be determined by multiplying the award by a fraction, the numerator of which is the Participant's total months of participation in the current Plan Year through the date of termination rounded up to whole months, and the denominator of which is Twelve (12). The participant's award will be paid as soon as practicable following the end of the Plan Year and after the attainment of the Performance Measures is certified by the Committee. In the event a participant's employment is terminated for reasons other than death or disability, all rights to an award for the Plan Year will be forfeited.

     6.2 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, or if for any reason such designation is ineffective, in whole or in part, benefits remaining unpaid at the Participant's death shall be paid to his estate.

SECTION 7.  GENERAL PROVISIONS

     7.1 Tax Withholding. Any and all payments made under the Plan shall be subject to applicable federal, state, or local taxes required by the law to be withheld.

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     7.2  Benefit Plans Treatment of Award as Compensation.  Amounts paid under this Plan will not be considered compensation for purposes of other BANC ONE Qualified Benefit Plans unless specifically provided for in such plans. The treatment of these amounts under any non-qualified benefit plans will be determined according to the provisions of such plans.

     7.3 Deferral of Award. If a participant has been designated as eligible to participate in the BANC ONE CORPORATION Incentive Compensation Deferral Plan, an award or portion thereof granted under the Plan may be deferred pursuant to the terms of that plan, provided a timely deferral election is made by the participant.

     7.4 Nontransferability. Except as specifically provided herein or as may otherwise be required by law, no undistributed bonus amount payable to the participant may be sold, transferred, or assign or encumbered, in whole or in part, by a participant, and any attempt to so alienate or subject any such amount shall be void.

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